Exhibit 10(c)

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 19, 2003 (the "Effective Date"), by and among SPRINT CORPORATION, a Kansas corporation ("SPRINT"), SPRINT/UNITED MANAGEMENT COMPANY, a Kansas corporation and
subsidiary  of  SPRINT  ("SUMC")  (SPRINT,   SUMC  and  their  subsidiaries  are
collectively referred to herein as the "Company"), and Gary D. Forsee ("Executive") (certain capitalized terms used herein being defined in Article
7).

     WHEREAS, the Board desires to employ Executive in the position and on the terms and conditions set forth below, and Executive desires to accept such employment; and

     WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such employment;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE 1
                           Position; Term Of Agreement

     Section 1.01. Position. On the Effective Date, Executive shall commence service as the Chief Executive Officer of Sprint. Sprint shall use its best efforts to cause Executive to be appointed a member of the Board at the first meeting thereof after the Effective Date. The Company's headquarters at Overland Park, Kansas shall be Executive's principal job location.

     (a) Upon the current Chairman of the Board's ceasing to act as such, SPRINT shall recommend that Executive be elected as the Chairman of the Board.

     (b) As Chief Executive Officer, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Board; provided, that he shall be the highest ranking Senior Officer of the Company and shall report only to the Board.

     (c) Starting on the Effective Date, during the Employment Term Executive will devote substantially all of his business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business, civic or charitable board, as long as such activities do not materially interfere with the performance of Executive's duties hereunder. The Board shall be deemed to have consented to Executive's continuing to serve on the business, civic and charitable boards set forth on Exhibit A hereto.

     Section 1.02. Term. Executive shall be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31, 2007 (the "Employment Term"). On December 31, 2007 and each December 31 thereafter, the Employment Term shall automatically be extended for one additional year unless not later than 180 days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term. Other than in the case of such a notice of non- renewal under this Section 1.02, each party hereto shall give to the other party 30 days prior written notice of such party's intent to terminate Executive's employment with the Company; provided, however, that no prior notice is required for a termination for Cause.


                                    ARTICLE 2
                            Compensation And Benefits

     Subject to Section 6.14(c),

     Section 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary (the "Base Salary") at the initial annual rate of $1,100,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the "Committee") for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be.

     Section 2.02. Bonus. Subject in each case to Executive's continued employment as contemplated hereby:

     (a) (i) With respect to each fiscal year in the Employment Term, Executive shall be eligible to participate in the Company's Short-Term Incentive Plan, with a target bonus opportunity of 150% of Base Salary (the "Basic Bonus Amount") and a maximum bonus opportunity of 300% of Base Salary. Except as provided in Section 2.02(a)(ii) or as may be payable pursuant to Article 3, Executive is not guaranteed the payment of any annual bonus.

     (ii) Notwithstanding the foregoing, Executive shall be entitled to a minimum annual bonus for 2003 of $1,650,000, subject to Executive being employed by the Company on the day annual bonuses are paid to other Senior Officers of the Company.

     Section 2.03. Initial Option And Restricted Stock Unit Grants. (a) As of the Effective Date, the Company shall cause the grant to Executive of non-qualified stock options (the "Initial PCS Options") under the Company's 1990 Stock Option Plan (the "1990 Plan") to purchase 835,000 shares of PCS Common Stock, having a per share strike price equal to the Fair Market Value of a share of PCS Common Stock on the Effective Date. In addition, as of the Effective Date, Company shall cause the initial grant to Executive of non-qualified stock options (the "Initial FON Options" and, together with the Initial PCS Options, the "Initial Options") under the 1990 Plan to purchase 835,000 shares of FON Common Stock, at a strike price equal to the Fair Market Value of a share of FON Common Stock on the Effective Date. Subject to the Executive's continued employment with the Company, the Initial Options shall become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the Effective Date. The Initial Options shall otherwise have the standard terms set forth in the 1990 Plan and shall be subject to the 1990 Plan except that, for purposes of the Initial Options, (x) the Initial Options shall not automatically become fully exercisable upon a Change in Control as provided in Section 7.01(j) of the Plan, which Section shall be deemed fully superseded and replaced for purposes of the Initial Options by Section 3.02(a) hereof, and (y) the definition of Cause in the 1990 Plan shall be superseded and replaced by the definition of Cause herein.

     (b) As of the Effective Date, the Company shall cause the grant to Executive under the Company's 1997 Long- Term Stock Incentive Program (the "1997 Plan") of 130,500 restricted stock units relating to and payable on a one-for-one basis in PCS Common Stock (the "Initial PCS RSUs") and 130,500 restricted stock units relating to and payable on a one-for-one basis in FON Common Stock (the "Initial FON RSUs" and, together with the Initial PCS RSUs, the "Initial RSUs"). The Initial RSUs shall vest in full, subject to Executive's continued employment with the Company, on the third anniversary of the Effective Date; provided, however, that the Initial RSUs shall be fully vested on Executive's death or Disability. Such grants of RSUs shall include associated Dividend Equivalents payable to Executive at the same time and in the same form as dividends are paid to shareholders. Unless Executive elects in the time and manner specified by the Company to defer the payment of all or a portion of the vested Initial RSUs, upon vesting such vested Initial RSUs shall be converted into shares of the respective Common Stock to which they relate, which shares shall be promptly distributed to Executive. Except as otherwise set forth in this Agreement, the Initial RSUs shall have the standard terms set forth in, and shall be subject to, the 1997 Plan.

     Section 2.04. Sign-on and Make Whole Awards. (a) As of the Effective Date, in order to incentivize Executive the Company shall cause the grant to Executive under the 1997 Plan of a sign-on award consisting of 474,400 restricted stock units relating to and payable on a one-for-one basis in PCS Common Stock (the "Sign-On PCS RSUs") and 474,400 restricted stock units relating to and payable on a one-for-one basis in FON Common Stock (the "Sign-On FON RSUs" and, together with the Sign-On PCS RSUs, the "Sign-On RSUs"). Sign-On RSUs shall vest in full, subject to Executive's continued employment with the Company, on December 31, 2007; provided, however, that the Sign-On RSUs shall be fully vested on Executive's death or Disability. Such grants of RSUs shall include associated Dividend Equivalents, which prior to vesting will accrue for Executive's account on the date dividends were otherwise payable to shareholders and upon such accrual shall be converted into additional restricted stock units related to the shares on which such dividends were paid. After the Sign-On RSUs are vested, unless Executive elects in the time and manner specified by the Company to defer the payment of all or a portion of such accrued dividends, such accrued dividends shall be paid to Executive in the form of the respective shares to which such units relate and, thereafter, unless Executive elects to defer payment thereof as noted above, Dividend Equivalents shall be payable to Executive at the same time and in the same form as dividends are paid to shareholders. Unless further deferred pursuant to a timely election in the manner specified by the Company, all Sign-On RSUs as are vested on the date Executive's employment with the Company terminates shall be converted into shares of the respective Common Stock to which they relate, which shares shall be promptly distributed to Executive. Except as otherwise set forth in this Agreement, the Sign-On RSUs shall have the standard terms set forth in, and shall be subject to, the 1997 Plan.

     (b) In order both to incentivize Executive and to recognize that Executive is forfeiting certain stock options and performance shares granted to him by his Former Employer, as of the Effective Date the Company shall cause the grant to Executive of non-qualified stock options (the "Make Whole PCS Options") under the 1990 Stock Plan to purchase 597,200 shares of PCS Common Stock, having a strike price equal to the Fair Market Value of a share of PCS Common Stock on the Effective Date. In addition, as of the Effective Date, Company shall cause the grant to Executive of non- qualified stock options (the "Make Whole FON Options" and, together with the Make Whole PCS Options, the "Make Whole Options") under the 1990 Plan to purchase 597,200 shares of FON Common Stock, at a strike price equal to the Fair Market Value of a share of FON Common Stock on the Effective Date. Subject to the Executive's continued employment with the Company, the Make Whole Options shall become exercisable in full on December 31, 2007; provided, however, the Make Whole Options shall become exercisable in full under Section 7.01(i)(l) of the 1990 Plan upon the Executive's death or Disability. The Make Whole Options shall otherwise have the standard terms set forth in the 1990 Plan and shall be subject to the 1990 Plan, except that for purposes of the Make Whole Options,
(x) the Make Whole Options shall not automatically become fully exercisable upon a Change in Control as provided in Section 7.01(j) of the Plan, which Section shall be deemed fully superseded and replaced for purposes of the Make Whole Options by Section 3.02(a) hereof, and (y) the definition of Cause in the 1990 Plan shall be superseded and replaced by the definition of Cause herein.

     (c) In order both to incentivize Executive and to recognize that Executive is forfeiting certain benefits and opportunities with his previous employer, as of the Effective Date Company shall cause the grant to Executive under the 1997 Plan of a make whole award consisting of 194,400 restricted stock units relating to and payable on a one-for-one basis in PCS Common Stock ("Make Whole PCS
RSUs") and 194,400 restricted stock units relating to and payable on a one-for-one basis in FON Common Stock (the "Make Whole FON RSUs" and, together with the Make Whole PCS RSUs, the "Make Whole RSUs"). Make Whole RSUs shall vest, subject to Executive's continued employment with the Company, as to 20% of such Units on each of the first four anniversaries of the Effective Date and on December 31, 2007; provided, however, that the Make Whole RSUs shall be fully vested on Executive's death or Disability. Such grant shall include associated Dividend Equivalents that, unless Executive elects in the time and manner specified by the Company to defer payment of all or a portion thereof, will be payable to Executive at the same time and in the same form as dividends are payable to shareholders. Unless Executive elects to defer payment thereof as noted above, all vested Make Whole RSUs shall be converted into shares of the respective Common Stock to which they relate, which shares shall be promptly distributed to Executive. Except as otherwise set forth in this Agreement, the Make Whole RSUs shall have the standard terms set forth in, and shall be subject to, the 1997 Plan.

     Section 2.05. Employee Benefits. (a) During the Employment Term (i) Executive shall be eligible for employee benefits (including fringe benefits, perquisites, financial counseling, club memberships, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than those benefits made available generally to the Senior Officers of the Company.

     (ii) After March 31, 2003, the Company shall maintain for the benefit of Executive, or reimburse Executive for the cost of maintaining, an excess "umbrella" liability insurance policy providing $5,000,000 of coverage.

     (b) Upon  termination  of  employment  other than for Cause and  subject to
Section 6.16(b)(ii), after December 31, 2007 Executive shall be eligible for the Company's retiree medical care benefits under the Company's Medical Plans on terms and conditions no less favorable than those applicable generally to Senior Officers of the Company.

      (c) Subject to Section 6.16(b)(ii),

          (i) Executive shall be eligible to earn a supplemental retirement benefit under the Retirement Plan. The accrued benefit will be equal to a Percentage of the Executive's "Covered Compensation", offset by benefits otherwise payable to Executive under (x) his Former Employer's qualified and non-qualified defined benefit plans, and (y) the Company's qualified and non- qualified defined benefit plans in respect of his service with the Company after the Effective Date (such benefit, the "Pension Benefit").

          (ii) Subject to Executive's employment with the Company on December 31, 2003, the "Percentage" will equal 5% on such date. On the last day of each calendar month beginning on and after January 1, 2004 that Executive is employed by the Company the Percentage will increase by five-twelfths of one percent (5/12%); provided, however, that in no event shall the Percentage exceed 65%.

          (iii) For these purposes, "Covered Compensation" means the Compensation of Executive averaged over the five consecutive calendar years of his employment by the Company which produce the highest average. For purposes of determining Covered Compensation, (i) 2003 will be considered a complete calendar year of earnings, without annualization other than for Base Salary, and (ii) the year of termination will be considered a complete calendar year of earnings, without annualization other than for Base Salary. If Executive's termination occurs prior to December 31, 2007, Covered Compensation will be based on Compensation averaged over his total period of service (counted in completed months, and for purposes of this calculation, counting Compensation in 2003 as earned over 12 months). "Compensation" for a calendar year is equal to (x) the Base Salary payable to Executive with respect to such calendar year plus (y) the annual bonus earned by Executive with respect to such calendar year, notwithstanding any forfeiture thereof as a result of a voluntary termination of employment after such bonus has been determined and prior to the payment date of such bonus.

          (iv) The benefit offset will be based on the normalized benefits determined under the offset plans described in (i) above. To normalize means to convert the benefits in the offset plans to an actuarially equivalent single life annuity commencing when Executive's Pension Benefit will commence. The normal retirement benefit under the offset plans will first be converted to an equivalent single life annuity commencing at normal retirement age under the plans, and then will be converted to commence at the time Executive's Pension Benefit will commence. The actuarial assumptions used in normalizing the benefit offset are described in subparagraph (viii).

          (v) Subject to Section 6.16(b)(ii), benefits accrued on account of the Pension Benefit will be 100% vested at all times.

          (vi) Payment of Executive's Pension Benefit will commence at the later of (i) January 1, 2008, or (ii) the first day of the month coincident with or following the Termination Date. The normal form of payment of the accrued benefit is a single life annuity at the benefit commencement date, payable without reduction.

          (vii) Executive may elect to receive the Pension Benefit in any one of the annuity forms of benefit available under the Company's tax-qualified defined benefit plan, as elected by Executive pursuant to procedures established by the Company.

          (viii) The determination of the Pension Benefit, including the offset calculations, shall be performed by the Company's pension actuaries at the time of such calculation, and such calculation shall be binding on the parties hereto. For purposes of converting annuity payments from one form to another actuarially equivalent form, actuarial equivalence will be determined using the actuarial assumptions contained in the Company's tax-qualified defined benefit pension plan for such purpose. For purposes of converting the offset to a payment date other than normal retirement age under the offset plans, actuarial equivalence will be determined based on the mortality table as described in Code Section 417(e)(3)(A)(ii)(I) and the annual rate of interest as described in Code Section
     417(e)(3)(A)(ii)(II) for the second month preceding the calendar year in which termination occurs.

     (d) (i) If in connection with the termination of Executive's employment with his Former Employer he is required to repay such Former Employer any dividends previously paid to Executive in respect of certain restricted shares of such Former Employer and he does repay such dividends directly or by his Former Employer's withholding compensation previously vested and deferred but not paid to Executive ("Repaid Amounts") or if, without duplication of any Repaid Amount, the Former Employer withholds any other compensation previously earned but not paid to Executive ("Withheld Amounts"), the Company shall pay to Executive promptly following Executive's providing the Company with satisfactory documentation thereof, an amount in cash equal to the sum of any such Repaid Amounts and Withheld Amounts.

     (ii) In connection with the Repaid Amounts the Company shall also reimburse Executive, on an after-tax basis, for applicable state, local or federal income taxes previously paid by Executive in respect of such Repaid Amounts, if any, net of any tax savings or refunds for which Executive is eligible by reason of such repayments. The determination of such reimbursement amount shall be made by Deloitte & Touche LLP and shall be binding on the parties hereto.

     Section 2.06. Business Expenses And Relocation. (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time. During the Employment term Executive shall have access to Company-provided ground and air transportation, subject to such policies as the Board may establish therefor. Any tax liability associated with any permitted nonbusiness-related personal use of such transportation shall be Executive's sole responsibility.

     (b) Executive shall be required to relocate to the greater Kansas City metropolitan area promptly after the Effective Date. After March 31, 2003 and subject to such relocation, the Company agrees to purchase from Executive his residence at 4179 Randall Court, Atlanta, GA 30327 at a price equal to the appraised fair market value of such property as may be agreed by two or more independent appraisers retained by the Company who are approved by Executive, which approval shall not be unreasonably withheld. The Company shall be responsible for the fees thereof and to reimburse Executive for customary relocation expenses reasonably incurred in such relocation.


                                    ARTICLE 3
                                Certain Benefits

     Section 3.01.  Certain Events.

     (a) A "Qualifying Event" means the involuntary termination of Executive's employment by the Company other than (x) for Cause, or (y) by reason of Executive's death or Disability.

     (b) A "Severance Event" means any of the following events: (i) Executive's voluntary termination of employment for Good Reason, provided the events constituting Good Reason occur during the Employment Term and within the 24 month period following a Change in Control; or (ii) a Qualifying Event occurring during such 24-month period.

     (c) A "Separation Event" means any of the following events: (i) Executive's voluntary termination of employment for Constructive Discharge; provided (x) the
event  or  events  constituting  a  Constructive   Discharge  occur
during the Employment Term and other than during the 24-month period beginning on the date of a Change in Control and (y) such termination occurs within 90 days after the occurrence of an event constituting a Constructive Discharge; or
(ii) a Qualifying Event occurring other than during such 24-month period.

     (d) In the event of any termination of employment during the Employment Term, Executive shall be entitled to receive from the Company, subject to
Section 6.14(c) and to Executive's execution of a release in form and substance reasonably acceptable to Executive and Company, either the Severance Benefits to the extent and as described in Section 3.03, the relevant Separation Benefits to the extent and as described in Section 3.04, or the benefits to the extent and as described in Section 3.05, as the case may be.

     Section 3.02. Treatment of Equity-Based Awards. (a) Notwithstanding the provisions of the Plans, in the event that a Severance Event occurs during the Employment Term, the Initial Options, Initial RSUs, Sign-On RSUs, Make Whole Options and Make Whole RSUs (collectively, "Awards") shall become immediately vested and nonforfeitable (and to the extent such Awards are options, exercisable) as of the date of the Severance Event. Subject to Section 6.16(b)(ii), such options shall remain exercisable as provided in connection with a termination of employment under Section 7.01(h)(iii) of the 1990 Plan (the "Option Termination Date"). All other equity-based awards made to Executive during the Employment Term shall be governed by their terms upon such a termination.

     (b) In the event that a Separation Event occurs during the Employment Term, unvested Awards held by Executive shall become vested and nonforfeitable (and, to the extent such Awards are options, exercisable) as of the date of such Event, to the extent determined by multiplying the aggregate number of options or units, as the case may be, originally covered by such Award by a fraction, not to exceed 1.0, the numerator of which is the number of whole months during the period beginning on the Effective Date and ending on the Termination Date and the denominator of which is the number of months in the vesting period with respect to such Award and subtracting from such results the number of already vested options or units, as the case may be, in such Award. To the extent Awards becoming so vested are options, they shall remain exercisable until the Option Termination Date. All other equity-based awards made to Executive during the Employment Term shall be governed by their terms upon such a termination.

     Section 3.03.  Other Severance  Benefits.  Except to the extent provided in
Section 6.07 and Section 6.08, Executive shall be entitled to the following benefits (the "Severance Benefits") upon a Severance Event:

     (a) (i) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to Executive's earned but unpaid Base Salary and any other vested but unpaid cash entitlements for the period through and including the date of termination of Executive's employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, "Accrued Compensation").

          (ii) The Company shall pay to Executive as soon as practicable an amount in cash equal to the product of (x) the greater of Executive's target bonus opportunity for the year in which the Change in Control occurred and the year in which the Severance Event occurs (such greater amount, the ("CIC Bonus Amount")) times (y) a fraction, the numerator of which is the number of days in the year of termination through the Termination Date and the denominator of which is 365.

          (iii) In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of termination of Executive's employment under any other employee benefit plans, policies, practices, programs and arrangements maintained by the Company, in accordance with their terms, except as modified herein (collectively, "Accrued Benefits").

     (b) The Company shall pay Executive as soon as practicable a lump sum amount in cash equal to three times the sum of the amounts set forth in Clauses
(i) and (ii) below:

          (i) Executive's Base Salary at its highest annual rate in effect during the period beginning immediately prior to the date of the Change in Control to which such Severance Event relates and ending on the date of such Severance Event; and

          (ii) the CIC Bonus Amount.

     (c) For purposes of calculating Executive's Pension Benefit under Section 2.05(c), the Percentage shall be increased by 15%, but in no event to more than 65%. Executive shall also be entitled to continued participation in the Company's Medical Plans and other welfare benefits plans under the terms thereof and hereof through and in respect of the period ending on the third anniversary of the Severance Event (the "Continuation Period").

     (d) Except as otherwise provided herein, during the Continuation Period the Company will provide Executive with all applicable executive perquisites that Executive was receiving or was entitled to receive on the Termination Date (including automobile allowance and communications services) other than country club membership dues, accrual of vacation and use of Company aircraft (the "Additional Benefits").

     Section 3.04. Other Separation Benefits. (a) Except to the extent provided in Section 6.07 and Section 6.08, upon a Separation Event Executive shall be entitled to the benefits set forth below (the "Separation Benefits"):

          (i) The Accrued Compensation;

          (ii) The Accrued Benefits;

          (iii) An amount in cash equal to the product of (x); Executive's actual annual bonus under the Short-Term Incentive Plan for the year in which Executive's employment terminates based on the actual performance for such year, times (y) a fraction, the numerator of which is the number of days in such year through the Termination Date and the denominator of which is 365 (the "Pro-Rata Bonus Amount"). The Pro-Rata Bonus Amount shall be paid to Executive at the time benefits under the Short-Term Incentive Plan for such year are paid to other participants therein;

          (iv) Compensation through the second anniversary of such Separation Event (the "Payment Period") at an annual rate equal to the sum of (i) the Base Salary as in effect at the time of such termination and (ii) Executive's target bonus opportunity under the Short-Term Incentive Plan for the year in which the Separation Event occurs, payable in equal monthly installments during the Payment Period in accordance with the applicable Company payroll system; and

          (v) In addition, for purposes of calculating Executive's Pension Benefit under Section 2.05(c), the Percentage shall be increased by 10%, but in no event to more than 65%. Executive shall also be entitled to continued participation in the Company's Medical Plans and other welfare benefit plans under the terms thereof and hereof in respect of the Payment Period.

     (b) During the Payment Period, except as otherwise provided herein the Company will provide Executive with the Additional Benefits.

     Section  3.05.    Other  Terminations.   Upon  termination  of  Executive's
employment by reason of death or Disability or upon termination of Executive's employment for Cause, Executive shall be entitled to:

          (i) The Accrued Compensation;

          (ii) The Accrued Benefits.

                                    ARTICLE 4
                       Certain Tax Reimbursement Payments

     Section 4.01. Initial Determinations By Accounting Firm. In the event that a Change in Control or Severance Event occurs such that Executive is entitled to any payments or benefits related thereto, the Company shall retain a national accounting firm selected by the Company and reasonably acceptable to Executive (the "Accounting Firm") to perform the calculations contemplated by this Article
4. The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the "Appraiser") to provide any valuations necessary for the Accounting Firm's calculations hereunder. The Company shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has performed services for any person, entity or group in connection with the related Change in Control, Executive may select an alternative national accounting firm to be the Accounting Firm. If the Appraiser otherwise performs work for any of the entities involved in the Change in Control or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then Executive may select an alternative appraiser of national stature with adequate expertise to be the Appraiser. The Accounting Firm shall provide promptly to both the Company and Executive a written report setting forth the calculations required under this Agreement, together with a detail of all relevant supportive data, valuations and calculations. All determinations of the Accounting Firm shall be binding on Executive and the Company. When making the calculations required hereunder, Executive shall be deemed to pay: (x) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made; and (y) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     The Accounting Firm shall determine (the "Initial Determination") the aggregate amount of all payments, benefits and distributions provided to Executive or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of the Company or otherwise (other than any payment pursuant to this Article 4) which are in the nature of compensation and contingent upon such Change in Control (valued pursuant to Section 280G of the Code) (collectively the "Payments").

     Section 4.02. Initial Treatment Of Payments. Executive shall be entitled to receive the full amount of the Payments and, if the amount of the Payments exceeds the maximum amount of the Payments Executive would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the

Code (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm.

     Section 4.03. Redeterminations Based On IRS Or Court Ruling. If after the date of the Initial Determination (A) Executive becomes entitled to receive additional Payments (including, without limitation, severance) contingent upon the same Change in Control or (B) Executive becomes subject to the terms of any final binding agreement between Executive and the Internal Revenue Service or any decision of a court of competent jurisdiction which is not appealable or for which the time to appeal has lapsed (a "Final Determination") and which is contrary to the Initial Determination, then based upon such additional Payments or such Final Determination (as the case may be), the Accounting Firm shall recalculate: (i) the aggregate Payments (such recalculated amount, the "Redetermined Payments"); and (ii) the related excise tax, if any, imposed by
Section 4999 of the Code (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter referred to as the "Redetermined Excise Tax").

     Section 4.04.  Reconciliations Based On Redeterminations.

     If the aggregate value of the Redetermined Excise Tax exceeds the Excise Tax, then the Company shall pay to Executive an additional payment (a
"Supplemental Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Redetermined Excise Tax, imposed on the Supplemental Gross-Up Payment Executive retains an amount of the Supplemental Gross-Up Payment equal to the Redetermined Excise Tax; provided that if Executive has previously received a Gross-Up Payment, the amount of the Supplemental Gross-Up Payment shall be reduced by the amount of the Gross-Up Payment Executive previously received, so that Executive will be fully reimbursed, but will not receive duplicative reimbursements. If, however, the Excise Tax exceeds the Redetermined Excise Tax, the excess Gross-Up Payment that has been paid to Executive shall be repaid by Executive to the Company. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

     Section 4.05.  Procedures With Respect To IRS Claims.

     (a) Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than twenty business days after Executive knows of such claim and shall apprise the Company of the nature of such claim, any assessment under such claim and the date on which such assessment is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

     (b) If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall provide the amount of such payment to Executive and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (c) If after the receipt by Executive of an amount from the Company pursuant to the foregoing, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of above with respect to any contest of an excise tax claim) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by Executive of an amount from the Company hereunder, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then Executive shall have no obligation to repay such amount and the amount of such payment shall offset, to the extent thereof, the amount of the Supplemental Gross-Up Payment required to be paid hereunder and shall be considered part of the Supplemental Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.


                                    ARTICLE 5
                           Successors And Assignments

     Section 5.01. Successors. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     Section 5.02. Assignment By Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive's legal guardian or to his devisee, legatee or other designee, as the case may be, or if there is no such designee, to
Executive's estate. Executive's rights hereunder shall not otherwise be assignable.


                                    ARTICLE 6
                                  Miscellaneous

     Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

          6200 Sprint Parkway
          Overland Park, KS  66251
          Fax:
          Attn:  General Counsel

     Copies to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Fax:   212-450-4800
          Attn:  Lewis B. Kaden

     if to Executive, to Executive's last known address as reflected on the books and records of the Company

     Copies to:

          Heller Ehrman White & McAuliffe LLP
          333 Bush Street
          San Francisco, CA  94104
          Fax:   415-772-6268
          Attn:  Victor A. Hebert
or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 6.02. Legal Fees And Expenses. The Company shall reimburse Executive for all reasonable legal and financial counseling fees and expenses incurred by him in connection with the negotiation and execution of this Agreement.

     Section 6.03. Arbitration. Section 6.12 notwithstanding, all disputes, claims, or controversies arising under or in connection with this Agreement, other than those contemplated by Section 6.16, shall be settled exclusively by binding arbitration pursuant to the Federal Arbitration Act administered by JAMS/Endispute in the greater Kansas City area in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes, except that the parties agree that the arbitrator is not authorized or empowered to impose punitive damages on either of the parties. If it is determined that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. In the event of such an arbitration proceeding, the Administrator of JAMS/Endispute will appoint the arbitrator.

     Section 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

     Section 6.05. Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits and the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices.

     Section 6.06. Employment Status. Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation, if any, to provide Severance Benefits or Separation Benefits.

Executive shall also have the right to terminate his employment with the Company at any time without liability, subject only to his obligations hereunder.

     Section 6.07. Mitigation. (a) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor, except as provided below, shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

     (b) In the event that, during a Continuation Period or Payment Period, as the case may be, Executive becomes eligible for health or other welfare benefits from a new employer which are comparable to and of substantially equivalent value to Executive's benefits under the Company's Medical Plans or other welfare plans, Executive's benefits hereunder shall be appropriately reduced or terminated, in the Company's sole discretion, to the extent of such comparable benefits available to Executive.

     Section 6.08. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive's employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable local law in connection with any termination of Executive's employment.

     Section 6.09. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable in connection with Executive's employment hereunder all federal, state, city, or other taxes as are legally required to be withheld.

     Section 6.10. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     Section 6.11. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     Section 6.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without reference to principles of conflict of laws.

     Section 6.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

     Section 6.14. General And Special Indemnification, Special Payment. (a) The Company shall indemnify Executive (and Executive's successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at the relevant time, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive (or Executive's successors) may be made a party by reason of Executive's being or having been a director, officer or employee of the Company, or any Subsidiary or Executive's serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

     (b) The Company shall indemnify Executive (and Executive's successors) against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding commenced against Executive by the Former Employer, any Affiliate of the Former Employer or any Affiliate of any such Affiliate by reason of Executive's entering into this Agreement or agreeing to become an employee of the Company.

     (c) In the event that as of March 31, 2003 Executive's employment hereunder is terminated or has not taken effect, in either case as a result of any Restrictions, and Executive is not employed by the Former Employer on March 31, 2003, the Company agrees to pay to Executive a special termination payment of $2,500,000, subject to the execution of mutual releases, reasonably acceptable in form and substance to Executive and the Company. Articles 2 and 3 of this Agreement notwithstanding, in such event the Company shall have no obligation or liability to Executive under this Agreement or otherwise except as provided in Sections 2.01 (but only in respect of Executive's actual period of employment hereunder), 2.05(d)(ii), 6.02, 6.14(b), and this 6.14(c).

     Section 6.15.  Executive Covenants.

      (a) Principles of Business Conduct.

     Executive shall adhere in all respects to the Company's Principles of Business Conduct (or any successor code of conduct) as in effect on the Effective Date and as they may from time to time be established, amended, or terminated.

      (b) Proprietary Information.

     Executive acknowledges that during the course of his employment he will learn or develop Proprietary Information. Executive further acknowledges that unauthorized disclosure or use of such Proprietary Information, other than in discharge of Executive's duties, will cause the Company irreparable harm. Except in the course of his employment with for the Company under this Agreement, in the pursuit of the business of the Company, or as otherwise required in employment with the Company, Executive shall not, during the course of his employment or at any time following termination of his employment, directly or indirectly, disclose, publish, communicate, or use on his behalf or another's behalf, any Proprietary Information. If during or after his employment Executive has any questions about whether particular information is Proprietary Information he shall consult with the Company's General Counsel.

     Executive also agrees to disclose promptly to the Company any information, ideas, or inventions made or conceived by him that result from or are suggested by services performed by him for the Company under this Agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Executive to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Executive beyond that specifically provided in this Agreement; provided, however, that this Agreement shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless: (i) the invention relates directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (ii) the invention results from any work performed by Executive for the Company.

      (c) Non-Competition.

     During Executive's employment with the Company and during the Non-Compete Period, Executive shall not engage in Competitive Employment, whether paid or unpaid and whether as a consultant, employee, or otherwise. If Executive ceases to be employed by the Company as a result of a Severance or Separation Event or because of the sale, spin-off, divestiture, or other disposition by the Company of a subsidiary, division, or other divested unit employing Executive, this provision shall continue to apply during the Non-Compete Period, except that Executive's continued employment by the subsidiary, division, or other divested unit disposed of by the Company shall not be deemed a violation of this provision. Executive agrees that because of the worldwide nature of the Company's business, breach of this Agreement by accepting Competitive Employment would irreparably injure the Company and that, therefore, a limited geographic restriction is neither feasible nor appropriate to protect the Company's interests.

      (d) Inducement of Employees, Customers and Others.

     During Executive's employment with the Company and during the Non-Compete Period, Executive may not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer business to any Competitor, and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.

      (e) No Adverse Actions.

     During the Non-Compete Period, Executive shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person or entity to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control or (b) seek to control in any material manner the Board.

      (f) Return of Property.

     Executive shall, upon his Termination Date, return to the Company all property of the Company in his possession, including all notes, reports, sketches, plans, published memoranda or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by Executive during his employment, concerning or related to the Company's business, whether containing or relating to Proprietary Information or not. Executive shall not remove, by e- mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Company's premises without the Company's written consent.

      (g) Mutual Nondisparagement.

     Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company agrees to refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive.

      (h) Assistance with Claims.

     Executive agrees that, consistent with Executive's business and personal affairs, during and after his employment by the Company, he will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding") and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive's services provided under this Agreement. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, promptly to inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees.

     Section 6.16. Material Inducement; Specific Performance; Forfeiture.

     (a) If any provision of Section 6.15 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

     (b) (i) Executive acknowledges that a material part of the inducement for the Company to provide the salary and benefits evidenced hereby is Executive's covenants set forth in Section 6.15 and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 6.15 and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

     (ii) In the event of  Executive's  breach of any provision of Section 6.15:
(x) Executive shall have no rights in and the Company shall be under no obligation to provide the Pension Benefit to Executive; (y) Executive shall have no right to any Severance or Separation Benefits yet to be paid or provided hereunder; and (z) all then outstanding Awards shall immediately terminate and be of no force or effect.


                                    ARTICLE 7
                                   Definitions

     For purposes of this Agreement, the following terms shall have the meanings set forth below.

     "Accounting Firm" has the meaning accorded such term in Section 4.01.

     "Accrued Benefits" has the meaning accorded such term in Section 3.03.

     "Accrued Compensation" has the meaning accorded such term in Section 3.03.

     "Additional Benefits" has the meaning accorded such term in Section 3.03.

     "Affiliate" and "Associate" have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on the Effective Date.

     "Agreement" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Appraiser" has the meaning accorded such term in Section 4.01.

     "Awards" has the meaning accorded such term in Section 3.02.

     "Base Salary" has the meaning accorded such term in Section 2.01.

     "Basic Bonus Amount" has the meaning accorded such term in Section 2.02.

     "Beneficial Ownership" A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," securities pursuant to Rule 13d-3 under the Exchange Act as in effect on the Effective Date.

     "Board" means the Board of Directors of SPRINT.

     "Cause" means termination upon (A) the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or
(B) the willful engaging by Executive in conduct that is a serious violation of the Company's Principles of Business Conduct, or (C) the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company. For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Failure to meet performance expectations, unless willful, continuing, and substantial shall not be considered "Cause."

     "Change in Control" means the occurrence of any of the following events:

     (i) the acquisition, directly or indirectly, by any "person" or "group" (as those terms are used in Sections 13(d), and 14(d) of the Exchange Act including, without limitation, Rule 13d-5(b)) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ("voting securities") of SPRINT that represent 30% or more of the combined voting power of SPRINT's then outstanding voting securities, other than

          (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by SPRINT or any person controlled by SPRINT or by any employee benefit plan (or related trust) sponsored or maintained by SPRINT or any person controlled by SPRINT, or

          (B) an acquisition of voting securities by SPRINT or a Person owned, directly or indirectly, by the holders of at least 50% of the voting power of SPRINT's then outstanding securities in substantially the same proportions as their ownership of the stock of SPRINT, or

          (C) an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

     (ii) a change in the composition of the Board that causes less than a majority of the directors of SPRINT to be directors that meet one or more of the following descriptions:

          (A) a director who has been a director of SPRINT for a continuous period of at least 24 months, or

          (B) a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses
     (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of SPRINT's assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii) on consummation thereof, or

          (C) who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

     (iii) the consummation by SPRINT (whether directly involving SPRINT or indirectly involving SPRINT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of SPRINT's assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

          (A) that results in SPRINT's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of SPRINT or the person that, as a result of the transaction, controls, directly or indirectly, SPRINT or owns, directly or indirectly, all or substantially all of SPRINT's assets or otherwise succeeds to the business of SPRINT (SPRINT or such person, the "Successor Entity")) directly or indirectly, at least 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction or

          (B) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board's approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two- thirds of the members who were members of the Board at that time), and

          (C) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in SPRINT prior to the consummation of the transaction; or

     (iv) a liquidation or dissolution of SPRINT other than in connection with a transaction described in (iii) above that would not be a Change in Control thereunder.

     For purposes of clarification, (x) a change in the voting power of SPRINT voting securities based on the relative trading values of SPRINT's then outstanding securities as determined pursuant to SPRINT's Articles of Incorporation or (y) an acquisition of SPRINT securities by SPRINT that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the SPRINT voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of SPRINT then outstanding voting securities is not to be treated as an "acquisition" by any person or group for purposes of clause (i) above. For purposes of clause (i) above, SPRINT makes the calculation of voting power as if the date of any relevant acquisition were a record date for a vote of SPRINT's shareholders, and for purposes of clause (iii) above, SPRINT makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of SPRINT's shareholders.

     "CIC Bonus Amount" has the meaning accorded such term in Section 3.03.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Committee" has the meaning accorded such term in Section 2.01.

     "Company" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Compensation" has the meaning accorded such term in Section 2.05.

     "Competitive Employment" means the performance of duties or responsibilities, or the supervision of individuals performing such duties or responsibilities, for a Competitor (i) that are of a similar nature or employ similar professional or technical skills (for example, executive, managerial, marketing, engineering, legal, etc.) to those employed by Executive in his performance of services for the Company at any time during the two years before the Termination Date, (ii) that relate to products or services that are competitive with the Company's products or services with respect to which Executive performed services for the Company at any time during the two years before the Termination Date, or (iii) in the performance of which Proprietary Information to which Executive had access at any time during the two-year period before Termination

Date could be of substantial economic value to the Competitor. Further, Competitive Employment shall include the ownership of any interest in, the provision of any financing, management or advisory services to, any connection with or being a principal, partner or agent of any Competitor; provided that Executive may passively own less than 1% of the outstanding shares of any Competitor whose shares are traded in the public market.

     Because of the highly competitive, evolving nature of the Company's industry, the identities of companies in competition with the Company are likely to change over time. The following tests, while not exclusive indications of what employment may be competitive, are designed to assist the parties and any court in evaluating whether particular employment is prohibited under this Agreement.

     "Competitor" means any one or more of the following (i) any Person doing business in the United States or any of its Divisions employing the Executive if the Person or its Division receives at least 15% of its gross operating revenues from providing communications services of any type (for example, voice, data, including Internet, and video), employing any transmission medium (for example, wireline, wireless, or any other technology), over any distance (for example, local, long distance, and distance insensitive services), using any protocol (for example, circuit switched, or packet-based, such as Internet Protocol), or services or capabilities ancillary to such communications services (for example, web hosting and network security services); (ii) any Person doing business in the United States or its Division employing the Executive if the Person or its Division receives at least 15% of its gross operating revenue from a line of business in which the Company receives at least 3% of its operating revenues;
(iii) any Person doing business in the United States, or its Division employing the Executive, operating for less than 5 years a line of business from which the Company derives at least 3% of gross operating revenues, notwithstanding such Person's or Division's lack of substantial revenues in such line of business; and (iv) any Person doing business in the United States, or its Division employing Executive, if the Person or its Division receives at least 15% of its gross operating revenue from a line of business in which the Company has operated for less than 5 years, notwithstanding the Company's lack of substantial revenues in such line of business.

     For purposes of the foregoing, gross operating revenues of the Company and such other Person shall be those of the Company or such Person, together with their Consolidated Affiliates, but those of any Division employing or proposing to employ Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company and such other Person or Division at the time Executive accepts, or proposes to accept, employment with or to otherwise perform services for such Person. If financial information is not publicly available or is inadequate for purposes of applying this definition, the burden shall be on Executive to demonstrate that such Person is not a Competitor.

     "Constructive Discharge" means the occurrence of any of the following circumstances without Executive's prior written consent unless the circumstances are fully corrected before the Termination Date specified in the notice of termination given in respect thereof: (i) the removal of Executive from his position with the Company or Board other than as a result of Executive's being offered a position of equal or superior scope and responsibility; (ii) a reduction within any 24-month period (other than an across-the-board reduction similarly affecting all Senior Officers) of the sum of Executive's Base Salary and Basic Bonus Amount to an amount that is less than 90% of such sum during the 24- month period; (iii) the Company's requiring that Executive be based anywhere other than the Kansas City metropolitan area (or any other location to which the Executive has consented to be relocated), except for required travel on business; or (iv) Executive's failure to become Chairman of the Board upon the current Chairman's ceasing to act as Chairman.

     "Continuation Period" has the meaning accorded such term in Section 3.03.

     "Covered Compensation" has the meaning accorded such term in Section 2.05.

     "Disability" means termination of employment under circumstances that would make an employee eligible to receive benefits under the Company long-term disability plan.

     "Dividend Equivalents" has the meaning accorded such term in the 1997 Plan.

     "Division" means any distinct group or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

     "Effective Date" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Employment Term" has the meaning accorded such term in Section 1.02.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excise Tax" has the meaning accorded such term in Section 4.01.

     "Executive" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Fair Market Value" has the meaning accorded such term in the 1990 Plan.

     "Final Determination" has the meaning accorded such term in Section 4.03.

     "FON Common Stock" means the Company's FON Common Stock, Series 1, $2.00 par value per share.

     "Former Employer" means BellSouth Corporation.

     "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Termination Date specified in the notice of termination given in respect thereof;

     (i) the assignment to Executive of any duties inconsistent with Executive's status as Chief Executive Officer or Chairman of the Board of SPRINT or a substantial adverse alteration in the nature or status of Executive's responsibilities or organizational reporting relationships from those in effect immediately before the Change in Control or any downgrading of Executive's title or position from that in effect immediately before the Change in Control;

     (ii) a reduction by the Company in Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

     (iii)the failure by the Company, without Executive's consent, to pay to Executive any portion of Executive's current compensation within 7 days of the date it is due, except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

     (iv) (A) the relocation of the Company's principal executive offices without Executive's consent to a location outside the metropolitan area in which such offices are located immediately before the Change in Control; or (B) the Company's requiring Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business.

     (v) a substantial and involuntary adverse alteration in the physical conditions under or in which Executive is expected to perform Executive's duties, other than an alteration similarly affecting all officers of the Company and all officers of any person in control of the Company;

     (vi) the Company's failure to continue in effect any compensation plan in which Executive participated immediately before the Change in Control and that is material to Executive's total compensation, including but not limited to the Incentive Plans or any substitute plans adopted before the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or the Company's failure to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other Senior Officers, as existed at the time of the Change in Control;

     (vii)the Company's failure to continue to provide Executive with benefits substantially similar in the aggregate to those he enjoyed under any of the Company's employee benefit plans in which Executive was participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such benefits;

   (viii) the Company's  failure to obtain a  satisfactory  agreement from any
          successor  to  assume  and  agree  to  perform  this   Agreement,   as
          contemplated in Section 5.01 hereof; or

     (ix) the Company's attempt to terminate Executive's employment without complying with the procedures set forth in Section 1.02; any such attempt shall not be effective.

     "Gross-Up Payment" has the meaning accorded such term in Section 4.02.

     "Initial Determination" has the meaning accorded such term in Section 4.01.

     "Initial FON RSUs" has the meaning accorded such term in Section 2.03.

     "Initial PCS RSUs" has the meaning accorded such term in Section 2.03.

     "Initial RSUs" has the meaning accorded such term in Section 2.03.

     "Make  Whole FON  Options"  has the meaning  accorded  such term in Section
2.04.

     "Make Whole FON RSUs" has the meaning accorded such term in Section 2.04.

     "Make Whole Options" has the meaning accorded such term in Section 2.04.

     "Make  Whole PCS  Options"  has the meaning  accorded  such term in Section
2.04.

     "Make Whole PCS RSUs" has the meaning accorded such term in Section 2.04.

     "Make Whole RSUs" has the meaning accorded such term in Section 2.04.

     "Medical Plans" means the medical care plans (or any successor medical plans adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plans).

     "1990 Plan" has the meaning accorded such term in Section 2.03.

     "1997 Plan" has the meaning accorded such term in Section 2.03.

     "Non-Compete Period" means the 24-month period beginning on the Termination Date. If the Executive breaches or violates any of the covenants or provisions of this Agreement, the running of the Non-Compete Period shall be tolled during the period the breach or violation continues.

     "Option  Termination  Date" has the meaning  accorded  such term in Section
3.02.

     "Payment Period" has the meaning accorded such term in Section 3.04.

     "Payments" has the meaning accorded such term in Section 4.01.

     "PCS Common Stock" means the Company's PCS Common Stock, Series 1, $1.00 par value per share.

     "Pension Benefit" has the meaning accorded such term in Section 2.05.

     "Percentage" has the meaning accorded such term in Section 2.05.

     "Person" means an individual, corporation, partnership, association, trust or any other entity or organization.

     "Plans" means the 1990 Plan and the 1997 Plan.

     "Proceeding" has the meaning accorded such term in Section 6.15.

     "Proprietary Information" means trade secrets (such as customer information, technical and non- technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of the Company or the Company's affiliates, including but not limited to: computer programs, unpatented or unpatentable inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development results and plans; business and strategic plans; sales forecasts and plans; personnel information, including the identity of other employees of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions which information: (i) has not been made known generally to the public (other than as a result of Executive's breach of this Agreement); and (ii) is useful or of value to the current or anticipated business, or research or development activities of the Company or of any customer or supplier of the Company, or
(iii) has been identified to Executive as confidential by the Company, either orally or in writing.

     "Pro-Rata Bonus Amount" has the meaning accorded such term in Section 3.03.

     "Qualifying Event" has the meaning accorded such term in Section 3.01.

     "Redetermined  Excise  Tax" has the meaning  accorded  such term in Section
4.03.

     "Redetermined Payments" has the meaning accorded such term in Section 4.03.

     "Repaid Amounts" has the meaning accorded such term in Section 2.05.

     "Restrictions" means any contractual or other restriction which in the sole discretion of the Company precludes Executive from commencing or, prior to March 31, 2003, continuing employment hereunder.

     "Retirement Plan" means the SPRINT Supplemental Executive Retirement Plan and any successor plans as may be approved for this purpose by the Board or the Committee, as the case may be.

     "Senior Officer" means any person who is an officer of SPRINT within the meaning of Section 16 of the Exchange Act (or any successor statute or statutes thereto), and the rules and regulations promulgated thereunder.

     "Separation Benefits" has the meaning accorded such term in Section 3.04.

     "Separation Event" has the meaning accorded such term in Section 3.01.

     "Severance Event" has the meaning accorded such term in Section 3.01.

     "Severance Benefits" has the meaning accorded such term in Section 3.03.

     "Sign-On FON RSUs" has the meaning accorded such term in Section 2.04.

     "Sign-On PCS RSUs" has the meaning accorded such term in Section 2.04.

     "Sign-On RSUs" has the meaning accorded such term in Section 2.04.

     "Short-Term Incentive Plan" means the Company's Management Incentive Plan and any other successor plans specifically approved for this purpose by the Board or the Committee, as the case may be.

     "SPRINT" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Subsidiary" of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Successor Entity" has the meaning accorded such term in the definition of Change in Control.

     "SUMC" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Supplemental  Gross-up  Payment"  has the  meaning  accorded  such term in
Section 4.04.

     "Termination Date" means (i) in the case of a termination of the Executive's employment by reason of the Executive's death, the Executive's date of death, (ii) in the case of a termination of the Executive's employment by reason of a Constructive Discharge or Good Reason, the date which is thirty (30) days after the notice of termination is given, (iii) in the case of either party's delivery of a notice of non-renewal under Section 1.02, the last day of the Employment Term, and (iv) in all other cases including, without limitation, Disability, the date of any notice of termination or the date, if any, on which the notice declares itself to be effective (but in no event later than the 60th day after the date on which such notice is given).

     "voting securities" has the meaning accorded such term in the definition of Change in Control.

     "Withheld Amounts" has the meaning accorded such term in Section 2.05.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as set forth in Section 1.01.

                                  SPRINT CORPORATION



/s/ Gary D. Forsee                By:  /s/ J. Richard Devlin
     Gary D. Forsee               Name:  J. Richard Devlin
     3/19/03                      Title:  EVP-General Counsel & External Affairs

                                  SPRINT/UNITED MANAGEMENT
                                  COMPANY



                                  By:  /s/ J. Richard Devlin
                                  Name:  J. Richard Devlin
                                  Title:  EVP-General Counsel & External Affairs

                                                              EXHIBIT A


Board Member - GoodYear Tire & Rubber Co.
Chair-National Board of Trustee - March of Dimes
University of Missouri - Rolla Engineering School Advisory Council